EXHIBIT 99.i


                                  EXHIBIT 23(J)
                               OPINION OF COUNSEL

         (IDEX Letterhead)

         August 31, 2000


         IDEX Mutual Funds
         570 Carillon Parkway
         St. Petersburg, Florida 33716

         Re:      IDEX Mutual Funds
                  Offering of Shares of Beneficial Interest

         Gentlemen:

         In my capacity as Vice President, Secretary and Counsel, I have acted as counsel for IDEX Mutual Funds (the "Fund") and have the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and sale of shares of beneficial interest, no par value, of the above-referenced Fund, including the "Rule 24f-2 Notice" for the period ended October 31, 1999, registering such shares pursuant to such Registration Statement, as amended, in accordance with Rule 24f-2 under the Investment Company Act of 1940.

         I have examined the Fund's Declaration of Trust and Bylaws, as amended, the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sales of the shares, and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforementioned Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

Very truly yours,



/s/JOHN K. CARTER
-----------------
John K. Carter
Vice President, Secretary
and Counsel